Exhibit 23.8

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the combined balance sheets of KWI America Multifamily, LLC and subsidiaries and KW SV Investment West Coast, LLC as of December 31, 2011, and the related combined statements of operations, members’ equity and cash flows for the year then ended, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 1, 2013